                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment 4)*

                      ACCEPTANCE INSURANCE COMPANIES INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   004308102
                        ------------------------------
                                (CUSIP Number)


                               December 31, 2000
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [x]  Rule 13d-1(b)
                              [_]  Rule 13d-1(c)
                              [_]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 10 pages

----------------------                                   ---------------------
  CUSIP No. 004308102                   13G              Page 2 of 10 Pages
----------------------                                   ---------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Liberty Wanger Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]

                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             403,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          403,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      403,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      2.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                   ---------------------
  CUSIP No. 004308102                   13G              Page 3 of 10 Pages
----------------------                                   ---------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]

                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             403,900
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          403,900
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      403,900
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      2.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                   ---------------------
  CUSIP No. 004308102                   13G              Page 4 of 10 Pages
----------------------                                   ---------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Liberty Acorn Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IV
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    Acceptance Insurance Companies Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    222 South 15/th/ Street, Suite 600 North,
                    Omaha, Nebraska 68102

Item 2(a)      Name of Person Filing:

                    Liberty Wanger Asset Management, L.P. ("WAM")
                    WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")
                    Liberty Acorn Trust ("Acorn")

Item 2(b)      Address of Principal Business Office:

                    WAM, WAM GP, and Acorn are all located at:

                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois 60606

Item 2(c)      Citizenship:

                    WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    004308102

Item 3         Type of Person:

                    (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                              Page 5 of 10 pages

Item 4  Ownership (at December 31, 2000):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         403,900

                    (b)  Percent of class:

                         2.8% (based on 14,310,739 shares outstanding as of November 7, 2000)

                    (c)  Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:  none
                           (ii)  shared power to vote or to direct the vote:
                                 403,900
                           (iii) sole power to dispose or to direct the
                                 disposition of:  none
                           (iv)  shared power to dispose or to direct
                                 disposition of:  403,900

Item 5  Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable

Item 8  Identification and Classification of Members of the Group:

                    Not Applicable

Item 9  Notice of Dissolution of Group:

                    Not Applicable


                              Page 6 of 10 Pages

Item 10   Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 7 of 10 Pages

                                   Signature
                                   ---------
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                 By:  /s/ Bruce H. Lauer
                                      ---------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 LIBERTY ACORN TRUST


                                 By:  /s/ Bruce H. Lauer
                                      ---------------------------------------
                                          Bruce H. Lauer
                                          Vice President, Treasurer and
                                          Assistant Secretary

                              Page 8 of 10 Pages

                                 Exhibit Index
                                 -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2001 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Liberty Acorn Trust

                              Page 9 of 10 Pages

                                                                       EXHIBIT 1

                            JOINT FILING AGREEMENT

      The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated: February 14, 2001


                                 WAM Acquisition GP, Inc.
                                   for itself and as general partner of
                                   LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                 By: /s/ Bruce H. Lauer
                                     ----------------------------------------
                                         Bruce H. Lauer
                                         Senior Vice President and Secretary


                                 LIBERTY ACORN TRUST


                                 By: /s/ Bruce H. Lauer
                                     ----------------------------------------
                                         Bruce H. Lauer
                                         Vice President, Treasurer and
                                         Assistant Secretary

                              Page 10 of 10 pages